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Exhibit 21.1
Subsidiaries of the Company.

         B&B Electromatic, Inc.
         Intelli-Site, Inc.
         Golston Company, Inc. (sold May 29, 1999)
         Tri-Coastal Systems, inc. (sold August 13, 1999)